Exhibit 99.2

NEWS RELEASE for August 13, 2007

Contact:	SED International, Inc.
Rob Kalman — VP, US Marketing
rkalman@sedintl.com
Orion Adds SED International to Distribute Sansui Televisions
ATLANTA, GA (August 13, 2007)... Orion America, Inc. has announced the addition of SED International, Inc. as an authorized distributor for its Sansui line of LCD, Plasma, and CRT high-definition televisions.
“Sansui / Orion has a strong name in the electronics industry and is a great addition to our growing CE linecard,” said Tom Roper, Director and General Merchandising Manager of Consumer Electronics for SED International. “We chose Sansui televisions because of the outstanding combination of quality, value, and service they provide”.
Sansui televisions include high-end features such as dual HDMI and PC connections, and the latest generation panels. Support programs include a nationwide network of authorized service centers and toll free customer service assistance.
“Sansui is excited to add SED as a distribution partner because of SED’s focus on continued growth in distribution of consumer electronics products,” said Makoto Katsuki, National Sales Manager for Orion America. “Matching Sansui home entertainment product, which offers outstanding performance, diversity in design, unrivaled value and unparalleled after sale support, with SED’s commitment to customer satisfaction creates a winning combination!”.
SED will be carrying a full assortment of Sansui HDTV product, with initial models including 26” and 32” LCD TV’s with and without built-in DVD Players, and a 50” Plasma TV with high-end features. Sansui CRT TV product will also be available through SED.
About SED International, Inc.
SED International, Inc., founded in 1980 is a leading provider of computer hardware, consumer electronics, and wireless communications products to channel partners throughout the United States and Latin America. Known for industry leading service levels, SED International delivers world-class offerings including flexible financing, end-user fulfillment, expert technical support, and customized reseller programs. SED International is headquartered in Atlanta, GA with additional sales offices and distribution centers in Dallas, TX; Miami, FL; Tampa, FL; City of Industry, CA; Buenos Aires, Argentina; and Bogota, Columbia. Additional information can be found at www.sedonline.com.
About Orion America, Inc.
Ever since the establishment of the company in 1958, it has been Orion’s policy to have a close relationship with its customers. With Japanese based R&D, and through continuing advanced product development, they have expanded their range of consumer electronics products over the years. Although their products advance and change, the engineering policy and concept has not, keeping the same high quality and high performance which has been incorporated worldwide. Orion is dedicated to delivering “A New Era of Sound and Vision to the World”. Additional information can be found at www.orionsalesinc.com/sales.